Exhibit 99.1


         MBIA Inc. Reports Net Income of $1.46 Per Share for
     First Quarter 2007; Operating Income Per Share up 2 Percent


    ARMONK, New York--(BUSINESS WIRE)--April 26, 2007--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, reported today that first quarter 2007 net income per share was $1.46, the same as in the first quarter of 2006. Net income for the first quarter of 2007 was $198.6 million compared to $199.0 million in the first quarter of 2006.

    Operating income per share, a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), rose 2 percent to $1.48 in the first quarter of 2007 compared with $1.45 in the first quarter of 2006. Excluding accelerated income from refunded issues, first quarter 2007 operating income per share rose 2 percent to $1.30 from $1.28 in the same period of 2006.

Diluted earnings per share information
---------------------------------------------------
                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2007      2006
                                                    --------- --------
Net income                                             $1.46    $1.46
  Income from discontinued operations                   0.00     0.01
                                                    --------- --------
Net income from continuing operations                   1.46     1.45
      Net realized gains                                0.06     0.00
      Net gains (losses) on financial instruments
       at fair value and foreign exchange              (0.08)    0.01
                                                    --------- --------
Operating income                                       $1.48    $1.45

(Numbers may not add due to rounding)

    Gary Dunton, MBIA Chief Executive Officer, said, "We were pleased with solid new business production in our insurance segment during the first quarter. Although narrow spreads continue to challenge the market, the pipeline of deals is encouraging as spreads widen in some sectors. In addition, we strengthened our back book of business through successful remediations, and our investment management business continued its steady growth in assets under management. We remain committed to our rigorous risk management practices with the goal of building shareholder value for the long term."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures) increased 135 percent to $272.9 million in the first quarter of 2007 from $116.0 million in the first quarter of 2006. The increase was due to strong business production in the U.S. and non-U.S. public finance and U.S. structured finance markets.


Adjusted Direct Premium (ADP)
($ in millions)                           Three Months Ended
                                               March 31
                                          ------------------
                                            2007      2006   % Change
                                          --------- -------- ---------
Global Public Finance
     United States                           $62.7    $48.0        31%
     Non-United States                        62.0      0.0       N/A
                                          --------- -------- ---------
Total                                        124.7     48.0       160%

Global Structured Finance
     United States                           122.0     15.8       672%
     Non-United States                        26.2     52.2      (50%)
                                          --------- -------- ---------
Total                                        148.2     68.0       118%

Total                                       $272.9   $116.0       135%


    Global public finance ADP increased 160 percent in the first quarter of 2007 compared to the first quarter of 2006. Overall, the general obligation, tax-backed and water segments of the market were the strongest contributors to ADP for the quarter. Despite continuing tight credit spreads and intense competition, U.S. public finance production was up 31 percent, with significant ADP generated in the transportation, tax-backed and education sectors. Non-U.S. public finance production was solid in the first quarter of 2007, particularly from utility-related transactions. In two notable first quarter transactions, MBIA insured bonds for Anglian Water Services in the United Kingdom and the Comision Federal de Electricidad (CFE) in Mexico. The transaction for CFE, a government-owned electric company in Mexico, provided financing for the acquisition of a hydroelectric power plant to be built under Mexico's public-private partnership program.

    Global structured finance ADP increased 118 percent in the first quarter of 2007. Business production in U.S. structured finance also grew sharply, with significant contributions from CDOs and mortgage-backed securities asset classes. The CDOs included investment grade corporate CDOs, as well as multi-sector transactions. MBIA's insurance policies attached at either Triple-A or super Triple-A ratings for all of the CDOs insured in the quarter. All multi-sector CDO deals had super Triple-A underlying ratings, where MBIA's insurance typically attached at two times the base Triple-A rating. These deals are managed portfolios and the Company's credit analysts review each piece of collateral that is included in the transaction.

    While the Company continues to explore opportunities within the subprime mortgage sector, first quarter 2007 subprime mortgage activity was limited to a modest ($59 million net par) secondary market transaction that was rated Triple-A prior to MBIA's insurance. All of the other mortgage-backed deals insured in the first quarter were either home equity lines of credit or second mortgage transactions for prime borrowers. Three Countrywide home equity securitizations, totaling $3.3 billion of par value, figured prominently among mortgage-backed activity in the quarter. Structured finance ADP in non-U.S. markets was down 50 percent compared to relatively strong production for the first quarter of 2006.

    Total premiums earned, which include scheduled premiums earned and refunding premiums earned, in the first quarter of 2007 were up 2 percent to $210.5 million from $205.9 million in the first quarter of 2006. Scheduled premiums earned also increased 2 percent to $170.7 million in the first quarter of 2007 from $167.7 million in the first quarter of 2006. Accelerated premiums earned from refundings were up 4 percent for the quarter at $39.8 million compared with $38.2 million in the first quarter of 2006.

    Pre-tax net investment income in the first quarter of 2007, excluding net realized gains, was $146.1 million, reflecting a 5 percent increase from $139.1 million for the same period of 2006. Excluding interest received on Variable Interest Entities (VIEs) and on Northwest Airlines equipment trust certificates, pre-tax net investment income was down 2 percent, primarily due to lower average invested assets resulting from the $500 million special dividend transferred from MBIA Insurance Corporation to MBIA Inc. in December 2006 and the $294 million in payments made in the fourth quarter of 2006 to call two MBIA-insured transactions, a tax lien securitization and a CDO.

    MBIA's fees and reimbursements in the first quarter of 2007 were up 24 percent to $10.2 million in the first quarter of 2007 from $8.2 million during the first quarter of 2006. The increase is a result of larger expense reimbursements received in the first quarter of 2007 for the MBIA-insured Eurotunnel transaction compared to those received in the same period a year ago.

    Total insurance expenses were up 6 percent in the first quarter of 2007 to $91.4 million from $85.9 million in the first quarter of 2006. The increase primarily resulted from higher interest expense for VIEs and interest expense related to the financing of the referenced Northwest Airlines assets, although operating expenses were 11 percent lower. Gross insurance expenses, which are prior to any expense deferrals, were down 1 percent for the quarter.

    The Company incurred $20.5 million in loss and loss adjustment expenses (LAE) in the first quarter of 2007, a 2 percent increase compared to $20.1 million in last year's first quarter. Loss and LAE for both periods are based on the Company's formula of reserving 12 percent of scheduled net premiums earned. During the first quarter of 2007, the net effect of MBIA's formula-based loss reserving and case loss reserve activity resulted in a $13.5 million decrease to its unallocated loss reserve. The Company's unallocated loss reserve was $199.9 million at March 31, 2007.

    Net case loss activity for the first quarter totaled $33.7 million. The largest contributors to case loss activity were the Student Finance Corporation (SFC) student loan securitization, which resulted from the previously announced settlement with Royal Indemnity Company (Royal) and a multi-sector CDO. MBIA incurred $19.9 million of case losses in the first quarter as a result of settling with Royal. The loss represents a reduction to MBIA's expected recoveries for claims it had paid to date under its SFC insurance policies. The Company also increased its case loss reserve for a CDO, which has been under remediation for several years. During the first quarter of 2007, the Company reversed its remaining case losses for its Northwest Airlines Enhanced Equipment Trust Certificates exposure as it no longer expects to incur any losses due to additional remediation efforts.

    The overall credit quality in the insured portfolio remained high with 82 percent of the total book of business rated A or better compared with 81 percent in the first quarter of 2006. The percentage of the portfolio rated below-investment grade decreased to 1.9 percent from 2.1 percent in the same period-end last year.

    MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and losses, and net gains and losses on financial instruments at fair value and foreign exchange, was up 3 percent at $275.4 million in the first quarter of 2007 compared to $267.3 million in the same period of 2006.

    On April 18, 2007, the Financial Accounting Standards Board issued an exposure draft on accounting for financial guarantee insurance contracts, which proposes requirements relating to reserves for claims liability, premium revenue recognition and related disclosures. The exposure draft is subject to a 60-day comment period and may be subsequently modified. Until final guidance is issued and effective, the Company will continue to apply its current accounting practices to its financial guarantee insurance contracts.

    Investment Management Services

    Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and losses, and net gains and losses on financial instruments at fair value and foreign exchange, increased 4 percent in the first quarter of 2007 to $24.9 million from $23.9 million in first quarter of 2006. The Company's asset/liability products segment experienced solid growth in its investment agreement and medium-term note business. Additionally, assets under management in the third-party/advisory services segment grew sharply. The average market value of assets under management was $64.5 billion, including $4.0 billion of conduit assets, in the first quarter of 2007, up 23 percent from $52.2 billion, including $4.1 billion of conduit assets, in the first quarter of 2006.

    Corporate

    The pre-tax operating loss for the corporate segment, which includes net investment income, insurance recoveries, interest expense and corporate expense, increased 2 percent in first quarter 2007 to $19.2 million compared with $18.9 million in the first quarter of 2006. The increase is primarily a result of increased legal expenses related to the previously disclosed regulatory investigations and the related settlements, which were partially offset by higher net investment income and insurance recoveries. The greater net investment income resulted from higher average assets due to the $500 million special dividend paid from MBIA Insurance Corporation to MBIA Inc. in December 2006. The insurance recoveries represent a payment under the Company's directors' and officers' insurance policies, which reimbursed MBIA for a portion of the expenses it has incurred for the regulatory investigations and the related litigation.

    Gains and Losses

    In the first quarter of 2007, MBIA recorded a net realized gain of $12.1 million for all business operations, compared to a net realized loss of $0.9 million in the first quarter of 2006. The favorable comparison over the prior year is primarily due to a first quarter 2006 write-down of $13.9 million for a receivable balance that the Company recorded under salvage and subrogation rights.

    The Company recorded a pre-tax net loss on financial instruments at fair value and foreign exchange of $16.0 million for all business operations in the first quarter of 2007, compared to a pre-tax net gain of $1.8 million in the first quarter of 2006.

    FAS 155 Adoption

    The Company adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS
155) on January 1, 2007. In connection with the adoption of SFAS 155, the change in fair value of certain hybrid financial instruments is recorded in the Company's income statement as part of net gains (losses) on financial instruments at fair value and foreign exchange. The adoption of SFAS 155 did not have a material effect on the Company's financial results.

    Operating Return On Equity

    For the first quarter of 2007, MBIA's operating return on equity, a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), was 12.2 percent compared to 12.4 percent for the same period in 2006.

    Book Value and Adjusted Book Value

    MBIA's book value per share at the end of the first quarter of 2007 was $53.77, up slightly from $53.43 at December 31, 2006. Book value increased because of the effect of net income from operations offset by an increase in treasury stock from share repurchases. Adjusted book value (ABV) per share at March 31, 2007 rose 2 percent to $77.36 from $75.72 at December 31, 2006. ABV is a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures).

    Share Repurchase

    During the first quarter of 2007, on a trading date basis, the Company repurchased 4.5 million shares at an average price of $67.09. Approximately $700 million remains available under the Company's $1 billion share buyback program, which was authorized by the Company's board of directors in February 2007.

    Second Quarter Insurance Company Dividends

    In April 2007, MBIA Insurance Corporation received approval from the New York State Insurance Department to declare and pay a total of $500 million in special dividends to MBIA Inc. in the second quarter of 2007.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of comments by Mr. C. Edward Chaplin, MBIA Chief Financial Officer, followed by a question and answer session. The dial-in number for the call is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S. The conference call code is 8650079. The conference call will also be broadcast live on MBIA's Web site at www.mbia.com. Those who are unable to participate in the conference call may listen to a replay by dialing (877) 519-4471 in the U.S. or (973) 341-3080 from outside the U.S. The replay call code is also 8650079. The replay will be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

    Operating Income: The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange and non-recurring items. Trends in the underlying profitability of the Company's businesses can be more clearly identified without the fluctuating effects of the items noted above.

    Adjusted Direct Premiums: Adjusted direct premiums include both upfront premiums written and the present value of estimated future installment premiums for new business writings and excludes premiums assumed or ceded. The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

    Operating Return on Equity: The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations and shareholders' equity, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, unrealized gains and losses, and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Book Value: Adjusted Book Value includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products and a provision for loss and loss adjustment expenses. The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

                      MBIA INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------

                        (dollars in thousands)

                                     March 31, 2007  December 31, 2006
                                   ----------------- -----------------
Assets
----------------------------------
 Investments:
  Fixed-maturity securities held
   as available-for-sale, at fair
   value (amortized cost
   $28,588,001 and
   $27,327,315)(2007 includes
   hybrid financial instruments at
   fair value $669,374)                 $28,966,168       $27,755,667
  Investments held-to-maturity, at
   amortized cost (fair value
   $5,019,523 and $5,187,766)             5,047,718         5,213,464
  Investment agreement portfolio
   pledged as collateral, at fair
   value (amortized cost $698,713
   and $176,179)                            694,805           175,834
  Short-term investments, at
   amortized cost (which
   approximates fair value)               2,856,023         2,960,646
  Other investments                         866,202           971,707
                                   ----------------- -----------------
   Total investments                     38,430,916        37,077,318

 Cash and cash equivalents                  235,654           269,277
 Accrued investment income                  555,548           526,468
 Deferred acquisition costs                 456,105           449,556
 Prepaid reinsurance premiums               347,883           363,140
 Reinsurance recoverable on unpaid
  losses                                     47,625            46,941
 Goodwill                                    79,406            79,406
 Property and equipment (net of
  accumulated depreciation)                 100,776           105,950
 Receivable for investments sold            204,552            77,593
 Derivative assets                          501,972           521,278
 Other assets                               267,049           246,103
                                   ----------------- -----------------
  Total assets                          $41,227,486       $39,763,030
                                   ================= =================

Liabilities and Shareholders'
 Equity
----------------------------------
 Liabilities:
  Deferred premium revenue               $3,101,278        $3,129,620
  Loss and loss adjustment expense
   reserves                                 533,773           537,037
  Investment agreements                  12,300,127        12,482,976
  Commercial paper                          723,072           745,996
  Medium-term notes (2007 includes
   hybrid financial instruments at
   fair value $188,200)                  12,174,588        10,951,378
  Variable interest entity
   floating rate notes                    1,413,203         1,451,928
  Securities sold under agreements
   to repurchase                            649,209           169,432
  Short-term debt                            40,898            40,898
  Long-term debt                          1,214,985         1,215,289
  Current income taxes                       56,548             6,970
  Deferred income taxes, net                462,881           476,189
  Deferred fee revenue                       14,628            14,862
  Payable for investments
   purchased                                537,799           319,640
  Derivative liabilities                    423,394           400,318
  Other liabilities                         533,676           616,243
                                   ----------------- -----------------
   Total liabilities                     34,180,059        32,558,776

 Shareholders' Equity:
  Common stock                              159,751           158,330
  Additional paid-in capital              1,588,438         1,533,102
  Retained earnings                       6,550,849         6,399,333
  Accumulated other comprehensive
   income                                   309,108           321,293
  Treasury stock                         (1,560,719)       (1,207,804)
                                   ----------------- -----------------
   Total shareholders' equity             7,047,427         7,204,254

  Total liabilities and
   shareholders' equity                 $41,227,486       $39,763,030
                                   ================= =================


                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                                 Three Months Ended       Year Ended
                                      March 31            December 31
                             --------------------------- -------------
                                 2007          2006          2006
                             ------------- ------------- -------------

Insurance operations
 Revenues:
  Gross premiums written     $    217,626  $    172,872  $    896,258
  Ceded premiums                  (21,369)      (23,905)      (98,591)
                             ------------- ------------- -------------
   Net premiums written           196,257       148,967       797,667

  Scheduled premiums earned       170,701       167,715       674,078
  Refunding premiums earned        39,797        38,184       161,515
                             ------------- ------------- -------------
   Premiums earned                210,498       205,899       835,593

  Net investment income           146,106       139,116       598,113
  Fees and reimbursements          10,168         8,174        33,498
  Net realized gains
   (losses)                           992        (7,044)        5,615
  Net gains (losses) on
   financial instruments at
   fair value and foreign
   exchange                         1,847         4,757           904
                             ------------- ------------- -------------
   Total insurance revenues       369,611       350,902     1,473,723

 Expenses:
  Losses and loss adjustment       20,484        20,126        80,889
  Amortization of deferred
   acquisition costs               16,629        16,266        66,012
  Operating                        32,569        36,540       155,863
  Interest expense                 21,736        12,918        76,490
                             ------------- ------------- -------------
   Total insurance expenses        91,418        85,850       379,254

 Insurance income                 278,193       265,052     1,094,469
                             ------------- ------------- -------------

Investment management
 services
 Revenues                         362,079       258,206     1,201,658
 Net realized gains (losses)       10,121         5,528         6,060
 Net gains (losses) on
  financial instruments at
  fair value and foreign
  exchange                        (18,029)       (2,950)       13,162
                             ------------- ------------- -------------
   Total investment
    management services
    revenues                      354,171       260,784     1,220,880

 Interest expense                 314,495       216,747     1,024,903
 Expenses                          22,663        17,590        75,537
                             ------------- ------------- -------------
   Total investment
    management services
    expenses                      337,158       234,337     1,100,440

                             ------------- ------------- -------------
 Investment management
  services income                  17,013        26,447       120,440
                             ------------- ------------- -------------

Corporate
 Net investment income              5,990         3,564        13,462
 Insurance recoveries               3,400             -             -
 Net realized gains (losses)          942           626         3,763
 Net gains (losses) on
  financial instruments at
  fair value and foreign
  exchange                            137             -           428
 Interest expense                  20,179        20,131        80,685
 Corporate expenses                 8,455         2,308        18,614
                             ------------- ------------- -------------
 Corporate loss                   (18,165)      (18,249)      (81,646)
                             ------------- ------------- -------------

Income from continuing
 operations before income
 taxes                            277,041       273,250     1,133,263

Provision for income taxes         78,430        75,047       320,080
                             ------------- ------------- -------------

Income from continuing
 operations                       198,611       198,203       813,183

 Income (loss) from
  discontinued operations,
  net of tax                            -           791         6,076

 Gain on sale of
  discontinued operations,
  net of tax                            -             -            29

                             ------------- ------------- -------------
Net income                   $    198,611  $    198,994  $    819,288
                             ============= ============= =============

Net income per common share:
 Basic                       $       1.50  $       1.50  $       6.17
 Diluted                     $       1.46  $       1.46  $       5.99

Weighted-average number of
 common shares outstanding:
 Basic                        131,972,954   132,717,298   132,794,334
 Diluted                      136,090,503   136,547,417   136,694,798


                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
----------------------------------------------------------------------
(dollars in millions)

                                                  Three Months Ended
                                                       March 31
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------

Adjusted direct premiums (1)                        $272.9     $116.0

   Adjusted assumed premiums                           0.0        0.0

                                                 ---------- ----------
Adjusted gross premiums                              272.9      116.0

   Present value of estimated future installment
    premiums (2)                                    (181.3)     (67.7)

                                                 ---------- ----------
Gross upfront premiums written                        91.6       48.3

   Gross installment premiums written                126.0      124.6

                                                 ---------- ----------
Gross premiums written                              $217.6     $172.9
                                                 ========== ==========

(1) A non-GAAP measure.
(2) At March 31, 2007 and March 31, 2006 the discount rate was 5.10% and 5.02%, respectively.


Components of Net Income per Share
------------------------------------------------

                                                  Three Months Ended
                                                       March 31
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------


Net income                                           $1.46      $1.46

    Income from discontinued operations               0.00       0.01
                                                 ---------- ----------

Net income from continuing operations                 1.46       1.45

    Net realized gains                                0.06       0.00

    Net gains (losses) on financial instruments
     at fair value and foreign exchange              (0.08)      0.01
                                                 ---------- ----------

Operating income (1)                                 $1.48      $1.45
                                                 ========== ==========

(1)A non-GAAP measure.


                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                    March 31, 2007   December 31, 2006
                                   ----------------- -----------------


Book value                                   $53.77            $53.43
After-tax value of:
    Deferred premium revenue         15.39             15.09
    Prepaid reinsurance premiums     (1.73)            (1.75)
    Deferred acquisition costs       (2.26)            (2.17)
                                   --------          --------
       Net deferred premium
        revenue                               11.40             11.17
    Present value of installment
     premiums (1)                             11.85             11.13
    Asset/liability products
     adjustment                                3.39              2.92
    Loss provision (2)                        (3.05)            (2.93)
                                            --------          --------
Adjusted book value (3)                      $77.36            $75.72
                                            ========          ========


(1) At March 31, 2007 and December 31, 2006 the discount rate was 5.10% and 5.10%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.


                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
-------------------------------------------------------------
(dollars in millions)

                                    March 31, 2007   December 31, 2006
                                   ----------------- -----------------


    Capital and surplus                    $4,214.5          $4,080.7
    Contingency reserve                     2,536.8           2,478.0
                                   ----------------- -----------------

        Capital base                        6,751.3           6,558.7

    Unearned premium reserve                3,665.6           3,507.2
    Present value of installment
     premiums (1)                           2,388.4           2,309.5
                                   ----------------- -----------------

        Premium resources                   6,054.0           5,816.7

    Loss and loss adjustment
     expense reserves                         107.9             100.6
    Soft capital credit facilities            850.0             850.0
                                   ----------------- -----------------

        Total claims-paying
         resources                        $13,763.2         $13,326.0
                                   ================= =================


    Net debt service outstanding         $957,639.4        $939,969.0

    Capital ratio (2)                         142:1             143:1

    Claims-paying ratio (3)                    82:1              83:1

(1) At March 31, 2007 and December 31, 2006 the discount rate was 5.10% and 5.10%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.


    CONTACT: MBIA Inc.
             Media:
             Michael C. Ballinger, 914-765-3893
             or
             Investors:
             Greg Diamond, 914-765-3190